Exhibit 10.18

ULTRA PETROLEUM CORP.

2016 KEY EMPLOYEE INCENTIVE PLAN

1. Purpose. This Ultra Petroleum Corp. (the “Company”) 2016 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.

2. Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2016 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2016 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.

3. General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.

4. Definitions. For purposes of this Plan:

(a) “Board” means the Company’s Board of Directors.

(b) “Committee” means any committee authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes of the Plan.

(c) “Company Group” means the Company and its direct and indirect subsidiaries.

(d) “Participant” shall have the meaning ascribed thereto in Section 5 hereof.

(e) “Performance Goals” means the Performance Metric (as defined below) goals set forth on Schedule A, as follows: (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, (iii) Cumulative Threshold Performance Goals and (iv) Cumulative Target Performance Goals.

(f) “Performance Metrics” means the performance metrics used to measure the Company’s performance under the Plan as set forth on Schedule A.

(g) “Quarter” means each calendar quarter commencing during the Term, specifically: January 1, 2016 through March 31, 2016 (“First Quarter”), April 1, 2016 through June 30, 2016 (“Second Quarter”), July 1, 2016 through September 30, 2016 (“Third Quarter”), and October 1, 2016 through December 31, 2016 (“Fourth Quarter”).

(h) “Quarterly Performance Incentive” shall mean, in the case of any Participant, the incentive payable to such Participant under the Plan for the applicable Quarter.

(i) “Quarterly Performance Incentive Amount” shall mean, in the case of any Participant, the amount of the Quarterly Performance Incentive for such Participant as set forth on Schedule A.

5. Eligible Participants. Each person listed on Schedule A, as amended from time to time by the Board or the Committee, shall be a Participant under the Plan and eligible to receive a Quarterly Performance Incentive with respect to each Quarter.

6. Term of Participation.

(a) Subject to the provisions of this Plan, each Participant shall earn a Quarterly Performance Incentive as of the end of each Quarter, equal to all or a portion of the Quarterly Performance Incentive Amount, depending upon the extent to which the Performance Goals set forth in Schedule A have been achieved for such

Quarter; provided that with respect to the First Quarter only, a Participant shall earn 100% of the Quarterly Performance Incentive Amount, subject to such Participant’s continuous employment with the Company Group through the Quarterly Performance Incentive payment date for the First Quarter.

(b) In addition to being measured on a Quarterly basis, the Performance Goal for each Performance Metric shall be measured cumulatively from the beginning of the Second Quarter through the end of each of the Third and Fourth Quarters.

(i)

Third Quarter Catch-Up: A Participant shall earn, in addition to any Quarterly Performance Incentive payable for the Third Quarter pursuant to Section 6(a) above, an amount equal to (i) the aggregate Quarterly Performance Incentive Amount payable based on achievement of the Cumulative Performance Goal as of the end of the Third Quarter, minus (ii) the Quarterly Performance Incentive Amount actually paid for the Second Quarter, if any, and payable for the Third Quarter pursuant to Section 6(a) above.

(ii)

Fourth Quarter Catch-Up: A Participant shall earn, in addition to any Quarterly Performance Incentive payable for the Fourth Quarter pursuant to Section 6(a) above, an amount equal to (i) the aggregate Quarterly Performance Incentive Amount payable based on achievement of the Cumulative Performance Goal as of the end of the Fourth Quarter, minus (ii) the Quarterly Performance Incentive Amount actually paid for the Second and Third Quarters, if any, and payable for the Fourth Quarter pursuant to Section 6(a) above.

(c) If the Term ends after the commencement, and before the end, of a Quarter, each Participant who is then employed by the Company shall earn a prorated amount of the Quarterly Performance Incentive for the Quarter in which the Term ends (based on the portion of the Quarter that has elapsed as of the last day of the Term), and the Participant shall not be eligible to earn a Quarterly Performance Incentive following the Term.

(d) Any Quarterly Performance Incentive required to be made under this Plan shall be paid by the Company within 45 days after the end of the applicable Quarter.

(e) In order to earn a Quarterly Performance Incentive for any Quarter, a Participant must remain employed by the Company Group through the Quarterly Performance Incentive payment date with respect to such Quarter. A Participant whose employment with the Company Group terminates for any reason shall forfeit the right to any Quarterly Performance Incentive that has not been paid as of the date of such termination.

7. Performance Goals. Promptly after the end of each Quarter (but in any event within 30 days of the end of the Quarter), the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount payable to each Participant hereunder.

8. Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a) All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.

(b) Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Employee, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c) Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.

(d) The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.

(e) The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of Participants regarding any Quarterly Performance Incentive for a Quarter that has commenced as of the date of such action without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f) Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(g) Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(h) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i) The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j) The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

*    *    *    *    *

SCHEDULE A

1.	List of Participants and Quarterly Incentive Amounts

Participant	Quarterly Performance Incentive Amount
Michael Watford - Chairman, President & CEO	$832,500
Garland Shaw - SVP & CFO	$399,250
Brad Johnson - SVP Operations	$294,250
Kent Rogers - VP Drilling & Completions	$163,000
Douglas Selvius - VP Exploration	$122,750
Garrett Smith - VP & GC	$225,380

2.	Performance Metrics and Goals

(a)	Quarter Ending March 31, 2016. Not applicable. Quarterly Performance Incentive Amount earned in accordance with Section 6(a) of the Plan.

(b)	Quarters Ending June 30, 2016, September 30, 2016 and December 31, 2016:

The portion of the Quarterly Performance Incentive Amount that is contingent upon a Performance Metric is the “Applicable Portion.”

Portion of Applicable Portion Payable if Quarterly and/or Cumulative Threshold Performance Goal Achieved:	65%
Portion of Applicable Portion Payable if Quarterly and/or Cumulative Target Performance Goal Achieved:	100%
Portion of Applicable Portion Payable if Achievement is Between Quarterly and/or Cumulative Threshold and Target Performance Goals:	Linear interpolation between 65% and 100%

(i)	Performance Metric: Production (measured in billion cubic feet equivalent)

Applicable Portion: 33.33%

Quarter Ending:	June 30, 2016	September 30, 2016	December 31, 2016
Quarterly Threshold Performance Goal	66.0	65.0	64.0
Quarterly Target Performance Goal	69.5	68.5	68.0
Cumulative Threshold Performance Goal	66.0	131.0	195.0
Cumulative Target Performance Goal	69.5	138.0	206.0

(ii)	Performance Metric: Cash Costs/mcfe* (determined as a weighted average)

Applicable Portion: 33.33%

Quarter Ending:	June 30, 2016	September 30, 2016	December 31, 2016
Quarterly Threshold Performance Goal	$1.39	$1.45	$1.51
Quarterly Target Performance Goal	$1.25	$1.30	$1.35
Cumulative Threshold Performance Goal	$1.39	$1.42	$1.45
Cumulative Target Performance Goal	$1.25	$1.28	$1.30

*	mcfe (million cubic feet equivalent): Calculation excludes interest expense and all restructuring costs.

(iii)	Performance Metric: Capital Expenditures in millions of USD

Applicable Portion: 33.33%

Quarter Ending:	June 30, 2016	September 30, 2016	December 31, 2016
Quarterly Threshold Performance Goal	$73.5	$70.0	$66.5
Quarterly Target Performance Goal	$66.0	$62.0	$60.0
Cumulative Threshold Performance Goal	$73.5	$143.5	$210.0
Cumulative Target Performance Goal	$66.0	$128.0	$188.0